EXHIBIT 99.1

Burlington Industries, Inc., Greensboro, N.C. 27420   (910) 379-2303

[LOGO]

NEWS

                         Date:                      December 4, 1997
                         Release:                   Immediately
                         Contact (press):           Dick Windham (910) 379-2303
                         (analysts):                Lynn Lane  (910) 379-2745


BURLINGTON ADOPTS
STOCKHOLDER RIGHTS PLAN

                  Burlington Industries, Inc. (NYSE:BUR) announced today that its Board of Directors has adopted a Stockholder Rights Plan to protect its stockholders' interests in the event of an unsolicited takeover attempt. The Company emphasized that the Plan is not a response to any effort to acquire the Company. The Plan is a commonplace procedure similar to rights plans adopted by more than 1,800 other companies.

                  Under the Plan, Preferred Stock Purchase Rights will be distributed as a dividend at the rate of one Right for each share of Burlington common stock held as of the close of business on December 15, 1997.

                  George Henderson, President and CEO of Burlington, said, "This Plan sets up reasonable procedures for protecting our stockholders against abusive or unfair takeover tactics. We consider it to be the best available means of protecting both our stockholders' right to retain their equity investment in the Company and the full value of their investment, while not foreclosing a fair acquisition bid for the Company."

                  Henderson noted that many other publicly traded textile companies have adopted similar plans. Approximately half of the Business Week 1000 and Fortune 500 companies and approximately two-thirds of the Fortune 200 companies have similar rights plans as well.

                  Each Right will entitle a stockholder to buy a unit consisting of a portion of a newly issued share of Junior Participating Preferred Stock of the Company. The Rights will not initially be exercisable. The Rights will become exercisable only if another person acquires beneficial ownership of 15 percent or more of the Company's voting common stock or commences a tender offer that would result in such person beneficially owning 15 percent or more of the Company's voting common stock. The Rights expire on December 4, 2007.

                  If any person becomes the beneficial owner of 15 percent or more of the Company's voting common stock, or if a holder of 15 percent or more of the Company's voting common stock engages in certain other acquisition transactions, then each outstanding


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Right (other than Rights owned by such 15 percent stockholder) will entitle its holder to purchase, at the Right's then-current exercise price, units of the Company's Junior Participating Preferred Stock having a market value equal to twice the then-current exercise price.

                  The Company may generally redeem the Rights at $.01 per right at any time until the tenth day following public announcement that a person has acquired 15% or more of the Company's voting common stock.

                  Issuance of the Rights has no dilutive effect, is not taxable to the Company or its stockholders and will not change the way the Company's shares are currently traded.

                  Burlington Industries, Inc. is one of the world's largest and most diversified manufacturers of textile products for apparel and interior furnishings.


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